CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS
Growth in Sales of 9.5% and EPS(1) of 27.6% for the Fourth Quarter
Record Free Cash Flow of $89 million for 2014; Company Provides 2015 Outlook
BLOOMFIELD HILLS, Michigan, February 25, 2015 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the year and quarter ended December 31, 2014. TriMas reported record fourth quarter net sales from continuing operations of $350.6 million, an increase of 9.5% compared to fourth quarter 2013. The Company reported fourth quarter 2014 income from continuing operations attributable to TriMas Corporation of $2.7 million, or $0.06 per diluted share, as compared to $6.0 million, or $0.13 per diluted share during fourth quarter 2013. Excluding Special Items(1), fourth quarter 2014 diluted earnings per share (EPS) from continuing operations would have been $0.37, an increase of 27.6% as compared to $0.29 in fourth quarter 2013, while absorbing ($0.01) of net EPS as a result of the Allfast Fastening Systems (Allfast) acquisition and related financing during fourth quarter 2014. The Allfast acquisition and related financing impact was not included in the Company's 2014 EPS guidance previously provided.
For the year, the Company reported record net sales from continuing operations of $1.5 billion, an increase of 8.0% compared to 2013. The Company reported full year income from continuing operations attributable to TriMas Corporation of $65.9 million, or $1.46 per diluted share, compared to income from continuing operations of $74.4 million, or $1.80 per diluted share, in 2013. Excluding Special Items(1), full year 2014 income from continuing operations would have been $87.1 million, or $1.92 per diluted share, as compared to $84.7 million, or $2.05 per diluted share, in 2013. Full year 2014 EPS was impacted by 9.4% higher weighted average shares outstanding as compared to 2013, as well as $2.2 million of diligence costs related to the acquisition of Allfast.

TriMas Full Year 2014 Highlights

•
Achieved record net sales of approximately $1.5 billion, an increase of 8.0%, due to the results from acquisitions and the successful execution of growth initiatives. Net sales increased across all six business segments.

•	Generated $89.0 million in Free Cash Flow, which represents more than 100% of net income and an increase of 84.9% as compared to 2013.

•
Continued to refine the business portfolio including the completion of acquisitions in Packaging and Aerospace for approximately $382.9 million, net of cash acquired, and exiting the Company's defense business. The Allfast acquisition, completed in October 2014, is meeting the Company's expectations.

•
Achieved 7.8% net sales growth in the Packaging segment as compared to 2013, offsetting the third quarter 2013 divestiture of its rings and levers business, while achieving a 23.9% operating profit margin(1).

•	Increased Engineered Components net sales by 19.4% as compared to 2013, and grew operating profit margin by 490 basis points as a result of actions taken to improve the businesses.

•	Launched margin enhancement programs designed to optimize manufacturing footprint, exit lower margin products and geographies, and achieve synergies from previous acquisitions.

•	Announced plan to separate into two public companies via a tax-free spin-off of Cequent businesses; targeted completion during mid-2015.
“We ended 2014 with record sales of $1.5 billion, an increase of 8.0% as compared to 2013, and EPS of $1.92(1), which is within the guidance range previously provided,” said David Wathen, TriMas President and Chief Executive Officer. “During the year, we intensified our efforts to improve our future margins across all of our businesses through a series of initiatives. We remain focused on reshaping the businesses to better serve our customers, optimizing our flexible global manufacturing footprint, implementing productivity and lean programs to reduce lead times, complexity and costs, and leveraging our recent acquisitions."

Wathen continued, "Our actions taken in 2014 mark the beginning of a transformation for TriMas, as we continue our progress toward becoming a leading provider of high-margin, highly-engineered product solutions. We are committed to enhancing shareholder value through management of our business portfolio and organizational focus. During 2014, we invested in our higher-margin Packaging and Aerospace businesses with acquisitions which will drive further growth and margin expansion. We also exited our defense business, as well as other less profitable products and geographies, and will continue to evaluate additional opportunities to do so on an on-going basis. Most notably, we announced the decision to spin-off our Cequent businesses, which we believe will provide both companies greater flexibility to focus on their distinct growth and margin improvement strategies, enable them to further improve competitiveness and create significant value for shareholders, customers and employees."
"We have taken actions to improve our operating performance which will require time and resources to execute - the benefits which will begin to be realized as we progress through 2015. We believe we are starting the year positioned to drive shareholder value through revenue and EPS growth, margin improvement and cash flow generation. Despite the dramatic shift in currency rates and the impact of the decline in oil prices, we are estimating 2015 top-line growth of 3% to 5% and full-year 2015 diluted EPS to range between $2.10 and $2.20 per share, with the midpoint representing EPS growth of approximately 12% as compared to 2014. We continue to be confident in our ability to grow the top-line faster than the economy, improve our margins and generate strong cash flow - to deliver increased return on capital,” Wathen concluded.
Full Year 2014 Financial Results - From Continuing Operations

•
TriMas reported 2014 record net sales of $1.5 billion, an increase of 8.0% as compared to $1.4 billion in 2013. During 2014, net sales increased in all six segments, primarily as a result of sales from acquisitions, as well as geographic expansion, new product introductions and strength in certain end markets, while offsetting the $10.2 million reduction of sales associated with the disposition of the Italian rings and levers Packaging business during the third quarter of 2013. The sales increases were partially offset by approximately $6.3 million of unfavorable currency exchange, primarily in Cequent APEA.

•
The Company reported 2014 operating profit of $124.6 million, compared to operating profit of $119.6 million for 2013. Excluding the impact of Special Items(1), primarily related to severance and business restructuring costs, 2014 operating profit would have been $146.3 million in 2014, as compared to $137.3 million in 2013. 2014 operating profit margin (excluding Special Items(1)) was 9.8%, relatively flat as compared to 2013.

•
Excluding noncontrolling interests related to Arminak, 2014 income was $65.9 million, or $1.46 per diluted share, compared to income of $74.4 million, or $1.80 per diluted share, during 2013. Excluding the impact of Special Items(1), 2014 income would have been $87.1 million, as compared to $84.7 million in 2013. Excluding Special Items(1), 2014 diluted EPS would have been $1.92, which was impacted by 9.4% higher weighted average shares outstanding and $2.2 million of diligence costs related to Allfast in 2014.

•
The Company exceeded its previously increased Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) outlook of $70 to $80 million for 2014 by generating $89.0 million, as compared to $48.1 million in 2013, while continuing to invest in capital expenditures, working capital, and future growth and productivity programs. Free Cash Flow was more than 100% of net income.

•
During 2014, the Company invested $34.5 million in capital expenditures (included in Free Cash Flow above) primarily in support of future growth and productivity opportunities and $382.9 million in acquisitions, net of cash acquired.

Fourth Quarter 2014 Financial Results - From Continuing Operations

•
TriMas reported record fourth quarter net sales of $350.6 million, an increase of 9.5% as compared to $320.2 million in fourth quarter 2013, as a result of sales from acquisitions, as well as geographic expansion, new product introductions and strength in certain end markets. These sales increases were partially offset by approximately $4.0 million of unfavorable currency exchange, most notably in Cequent APEA.

•
The Company reported operating profit of $15.6 million in fourth quarter 2014, as compared to $10.5 million during fourth quarter 2013. Excluding Special Items(1) primarily related to severance and business restructuring costs to improve long-term profitability, fourth quarter 2014 operating profit would have been $29.1 million, an increase of 24.2% as compared to $23.5 million during fourth quarter 2013. Fourth quarter 2014 operating profit margin improved due to the actions taken to drive continued productivity, cost reduction and automation initiatives, as well as operating leverage gained on the higher sales levels in certain businesses, but continues to be impacted by less favorable product sales mix, manufacturing inefficiencies and costs related to recent acquisitions including purchase accounting related adjustments.

•
Excluding noncontrolling interests related to Arminak, the Company reported fourth quarter 2014 income of $2.7 million, or $0.06 per diluted share, as compared to $6.0 million, or $0.13 per diluted share, during fourth quarter 2013. Excluding Special Items(1) primarily related to severance and business restructuring costs, and debt financing and extinguishment costs, fourth quarter 2014 income would have been $16.9 million, or $0.37 per diluted share, an increase of 27.6% as compared to $0.29 in fourth quarter 2013.

•
The Company generated Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $51.8 million for fourth quarter 2014, as compared to $42.0 million in fourth quarter 2013.

Discontinued Operations
During the third quarter of 2014, the Company ceased operations of its NI Industries business. NI Industries manufactured cartridge cases for the defense industry and was party to a U.S. Government facility maintenance contract. The Company received approximately $6.7 million for the sale of certain intellectual property and related inventory and tooling.
Financial Position

TriMas reported total indebtedness of $639.3 million as of December 31, 2014, as compared to $305.7 million as of December 31, 2013. In October 2014, the Company amended its Credit Agreement and borrowed $275 million on an incremental Term Loan A facility and used cash and additional borrowings on its revolving credit facility to fund the approximate $360 million purchase price of Allfast. TriMas ended 2014 with $216.4 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.

Fourth Quarter Business Segment Results - From Continuing Operations(2)

Packaging

Net sales for fourth quarter increased 3.2% as compared to the year ago period, resulting from additional industrial closure and specialty dispensing system sales. Additional specialty dispensing sales related to the acquisition of Lion Holdings and strong U.S. industrial closure demand were partially offset by the reduction in sales related to the negative impact of the port delays on the West Coast of the United States. Operating profit and the related margin percentage for the quarter increased due to higher sales levels and a reduction of a contingent liability related to Arminak. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.

Energy

Fourth quarter net sales increased 16.2% as compared to the year ago period, primarily due to higher sales of standard gaskets and bolts resulting from increased order rates from North American refining and petrochemical customers. Fourth quarter operating profit and the related margin percentage improved due to increased sales levels and actions taken to improve the business, although still negatively impacted from a less favorable product sales mix. The Company has launched several initiatives to improve its profitability and continues to restructure its Brazilian business to better reflect the current market demand. In January 2015, the Company also announced the move of a portion of the gasket and fastener operations from its Houston facility to a new facility in Mexico in order to improve the global operating model and enhance the cost structure of the longer lead-time products. This transition is expected to be completed over the next 12 to 18 months. The Company also has additional projects underway to improve its operational footprint and increase the sales of its higher margin, specialty products.

Aerospace

Net sales for fourth quarter increased 28.5% as compared to the year ago period, primarily due to the results of Allfast, which was acquired in October 2014. Fourth quarter 2014 operating profit and the related margin percentage declined as the increase in operating profit earned on the sales from Allfast was more than offset by lower margins at Martinic Engineering, improved but continuing manufacturing inefficiencies related to smaller customer order quantities and less predictable order patterns associated with large distribution customers, a less favorable product sales mix, and costs related to Allfast including purchase accounting adjustments. Operating profit was also impacted by a charge for the resolution of a customer claim. With recent additions to the management team of this business, the Company is focused on improving margins, developing and marketing highly-engineered products for aerospace applications and leveraging the recent acquisitions.

Engineered Components

Net sales for fourth quarter increased 35.5% as compared to the year ago period, primarily due to incremental sales resulting from the small cylinder asset acquisition in November 2013, increased sales into newer cylinder end markets and improved sales in gas compression products. Fourth quarter 2014 operating profit and the related margin percentage increased compared to the prior year period primarily due to the sales increases and improved leverage of the cost structures in these businesses. The Company is responding to the dramatic drop in oil prices and the impact on the Arrow Engine business, while continuing to drive new product sales and expand its international sales efforts.

Cequent APEA
Net sales for fourth quarter 2014 decreased 6.8% as compared to the year ago period, primarily due to lower sales in Australia and Thailand related to general economic conditions resulting in reduced consumer and business confidence, and the unfavorable impact of currency exchange. Fourth quarter operating profit and the related margin percentage decreased, primarily due to lower sales, a less favorable product and regional sales mix and higher selling, general and administrative expenses. The Company continues to identify cost reduction opportunities and leverage Cequent's strong brand positions to capitalize on growth opportunities in new markets.

Cequent Americas

Net sales for fourth quarter increased 1.0% as compared to the year ago period, resulting primarily from increased sales within the retail and aftermarket channels, partially offset by decreases in the auto original equipment and industrial channels. Fourth quarter operating profit and the related margin percentage declined compared to fourth quarter 2013, due to higher shipping and material costs related to steel, partially offset by lower sourcing costs out of Asia. The Company continues to identify cost reduction opportunities and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.

2015 Outlook

The Company is estimating that 2015 sales will increase 3% to 5% as compared to 2014. The Company expects full-year 2015 diluted earnings per share to be between $2.10 and $2.20 per share, excluding any future events that may be considered Special Items. In addition, the Company expects 2015 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $60 million and $70 million.

Wathen commented, "While the macro-economic environment is increasingly uncertain, we are taking actions to mitigate the impact of these items and to improve our business performance. We have created a solid foundation for the future as we focus on our strategic priorities of generating more profitable growth, enhancing profit margins, optimizing capital and resource allocation, and striving to be a great place for our employees to work - all of which should enhance long-term shareholder value."

The above guidance is reflective of a full year of TriMas Corporation as it operates today; if and when the proposed spin transaction of Cequent is completed, management will update guidance accordingly.

Conference Call Information

TriMas Corporation will host its fourth quarter and full year 2014 earnings conference call today, Wednesday, February 25, 2015, at 10:00 a.m. Eastern Time. The call-in number is (888) 329-8893. Participants should request to be connected to the TriMas Corporation fourth quarter and full year 2014 earnings conference call (Conference ID #3786796). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Passcode #3786796) beginning February 25, 2015 at 3:00 p.m. Eastern Time through March 4, 2015 at 3:00 p.m. Eastern Time.

Cautionary Notice Regarding Forward-looking Statements

Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to the Company’s plans for successfully executing the Cequent spin-off within the expected time frame or at all, the taxable nature of the spin-off, future prospects of the companies as independent companies, general economic and currency conditions, various conditions specific to the Company's business and industry, the Company’s ability to integrate Allfast and attain the expected synergies, and the acquisition being accretive, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 7,000 employees at more than 60 different facilities in 19 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of net income from continuing operations attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(dollars in thousands)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$24,420	$27,000
Receivables, net	196,320	180,210
Inventories	294,630	270,690
Deferred income taxes	28,870	18,340
Prepaid expenses and other current assets	14,380	18,770
Total current assets	558,620	515,010
Property and equipment, net	232,650	206,150
Goodwill	466,660	309,660
Other intangibles, net	363,930	219,530
Other assets	39,890	50,430
Total assets	$1,661,750	$1,300,780
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$23,860	$10,290
Accounts payable	185,010	166,090
Accrued liabilities	101,050	85,130
Total current liabilities	309,920	261,510
Long-term debt	615,470	295,450
Deferred income taxes	55,290	64,940
Other long-term liabilities	90,440	99,990
Total liabilities	1,071,120	721,890
Redeemable noncontrolling interests	—	29,480
Total shareholders' equity	590,630	549,410
Total liabilities and shareholders' equity	$1,661,750	$1,300,780

TriMas Corporation
Consolidated Statement of Operations
(dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(unaudited)
Net sales	$350,570	$320,190	$1,499,080	$1,388,600
Cost of sales	(269,040)	(249,420)	(1,114,140)	(1,037,540)
Gross profit	81,530	70,770	384,940	351,060
Selling, general and administrative expenses	(61,910)	(61,740)	(255,880)	(243,230)
Net gain (loss) on dispositions of property and equipment	(4,020)	1,420	(4,510)	11,770
Operating profit	15,600	10,450	124,550	119,600
Other expense, net:
Interest expense	(4,750)	(2,010)	(15,020)	(18,330)
Debt financing and extinguishment costs	(3,360)	(2,460)	(3,360)	(2,460)
Other expense, net	(1,350)	(2,280)	(6,570)	(1,720)
Other expense, net	(9,460)	(6,750)	(24,950)	(22,510)
Income from continuing operations before income tax expense	6,140	3,700	99,600	97,090
Income tax benefit (expense)	(3,460)	3,740	(32,870)	(18,140)
Income from continuing operations	2,680	7,440	66,730	78,950
Income (loss) from discontinued operations, net of income taxes	(1,210)	840	2,550	1,120
Net income	1,470	8,280	69,280	80,070
Less: Net income attributable to noncontrolling interests	—	1,430	810	4,520
Net income attributable to TriMas Corporation	$1,470	$6,850	$68,470	$75,550
Basic earnings (loss) per share attributable to TriMas Corporation:
Continuing operations	$0.06	$0.13	$1.47	$1.82
Discontinued operations	(0.03)	0.02	0.06	0.03
Net income per share	$0.03	$0.15	$1.53	$1.85
Weighted average common shares - basic	44,938,675	44,698,948	44,881,925	40,926,257
Diluted earnings (loss) per share attributable to TriMas Corporation:
Continuing operations	$0.06	$0.13	$1.46	$1.80
Discontinued operations	(0.03)	0.02	0.05	0.03
Net income per share	$0.03	$0.15	$1.51	$1.83
Weighted average common shares - diluted	45,384,460	45,159,205	45,269,409	41,395,706

TriMas Corporation
Consolidated Statement of Cash Flow
(dollars in thousands)

	Twelve months ended December 31,
	2014	2013
Cash Flows from Operating Activities:
Net income	$69,280	$80,070
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of businesses and other assets	(2,250)	(11,770)
Gain on bargain purchase	—	(2,880)
Depreciation	32,770	30,810
Amortization of intangible assets	23,710	19,770
Amortization of debt issue costs	1,940	1,780
Deferred income taxes	(8,620)	(8,800)
Non-cash compensation expense	7,440	9,200
Excess tax benefits from stock based compensation	(1,180)	(1,550)
Debt financing and extinguishment expenses	3,360	2,460
Increase in receivables	(13,290)	(25,580)
Increase in inventories	(7,510)	(10,690)
(Increase) decrease in prepaid expenses and other assets	5,410	(2,380)
Increase in accounts payable and accrued liabilities	14,050	7,800
Other, net	(1,710)	(630)
Net cash provided by operating activities, net of acquisition impact	123,400	87,610
Cash Flows from Investing Activities:
Capital expenditures	(34,450)	(39,490)
Acquisition of businesses, net of cash acquired	(382,880)	(105,790)
Net proceeds from disposition of businesses and other assets	7,240	14,940
Net cash used for investing activities	(410,090)	(130,340)
Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company's equity offering, net of issuance costs	—	174,670
Proceeds from borrowings on term loan facilities	446,420	359,470
Repayments of borrowings on term loan facilities	(180,810)	(587,500)
Proceeds from borrowings on revolving credit and accounts receivable facilities	1,068,100	1,222,980
Repayments of borrowings on revolving credit and accounts receivable facilities	(993,090)	(1,113,910)
Senior secured notes redemption premium and debt financing fees	(3,840)	(3,610)
Distributions to noncontrolling interests	(580)	(2,710)
Payment for noncontrolling interests	(51,000)	—
Proceeds from contingent consideration related to disposition of businesses	—	1,030
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(2,910)	(4,440)
Proceeds from exercise of stock options	640	1,620
Excess tax benefits from stock based compensation	1,180	1,550
Net cash provided by financing activities	284,110	49,150
Cash and Cash Equivalents:
Increase (decrease) for the year	(2,580)	6,420
At beginning of year	27,000	20,580
At end of year	$24,420	$27,000
Supplemental disclosure of cash flow information:
Cash paid for interest	$10,870	$16,750
Cash paid for income taxes	$41,110	$37,700

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
Packaging
Net sales	$80,710	$78,220	$337,710	$313,220
Operating profit	$18,180	$18,220	$77,850	$83,770
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$2,220	$—	$2,840	$—
Release of historical translation adjustments related to the sale of Italian business	$—	$—	$—	$(7,910)
Excluding Special Items, operating profit would have been:	$20,400	$18,220	$80,690	$75,860

Energy
Net sales	$51,330	$44,160	$206,720	$205,580
Operating profit (loss)	$(7,530)	$(3,910)	$(6,660)	$8,620
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$7,460	$—	$11,890	$—
Release of historical translation adjustments related to the closure of Brazilian manufacturing facility	$1,270	$—	$1,270	$—
Excluding Special Items, operating profit (loss) would have been:	$1,200	$(3,910)	$6,500	$8,620

Aerospace
Net sales	$35,090	$27,300	$121,510	$95,530
Operating profit	$3,440	$7,020	$17,830	$22,830
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$620	$—	$620	$—
Excluding Special Items, operating profit would have been:	$4,060	$7,020	$18,450	$22,830

Engineered Components
Net sales	$56,300	$41,540	$221,360	$185,370
Operating profit	$9,160	$5,000	$34,080	$19,450

Cequent APEA
Net sales	$37,550	$40,290	$165,110	$151,620
Operating profit (loss)	$(70)	$4,620	$7,860	$13,920
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$470	$—	$850	$—
Excluding Special Items, operating profit would have been:	$400	$4,620	$8,710	$13,920

Cequent Americas
Net sales	$89,590	$88,680	$446,670	$437,280
Operating profit (loss)	$(220)	$(12,180)	$31,090	$8,850
Special Items to consider in evaluating operating profit (loss):
Severance and business restructuring costs	$790	$13,000	$3,590	$25,570
Excluding Special Items, operating profit would have been:	$570	$820	$34,680	$34,420

Corporate Expenses
Operating loss	$(7,360)	$(8,320)	$(37,500)	$(37,840)
Special Items to consider in evaluating operating loss:
Cequent spin-off transaction costs	$700	$—	$700	$—
Excluding Special Items, operating loss would have been:	$(6,660)	$(8,320)	$(36,800)	$(37,840)

Total Company
Net sales	$350,570	$320,190	$1,499,080	$1,388,600
Operating profit	$15,600	$10,450	$124,550	$119,600
Total Special Items to consider in evaluating operating profit:	$13,530	$13,000	$21,760	$17,660
Excluding Special Items, operating profit would have been:	$29,130	$23,450	$146,310	$137,260

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Income from continuing operations, as reported	$2,680	$7,440	$66,730	$78,950
Less: Net income attributable to noncontrolling interests	—	1,430	810	4,520
Income from continuing operations attributable to TriMas Corporation	$2,680	$6,010	$65,920	$74,430
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Release of historical translation adjustments related to the sale of Italian business and closure of Brazilian manufacturing facility	1,270	—	1,270	(7,910)
Severance and business restructuring costs	10,380	7,170	17,300	15,860
Cequent spin-off related costs	440	—	440	—
Debt financing and extinguishment costs	2,120	1,530	2,120	1,530
Net gain on termination of interest rate swaps	—	(1,410)	—	(1,410)
Tax restructuring	—	—	—	2,200
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$16,890	$13,300	$87,050	$84,700

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013

Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.06	$0.13	$1.46	$1.80
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Release of historical translation adjustments related to the sale of Italian business and closure of Brazilian manufacturing facility	0.03	—	0.03	(0.19)
Severance and business restructuring costs	0.23	0.16	0.38	0.38
Cequent spin-off related costs	0.01	—	0.01	—
Debt financing and extinguishment costs	0.04	0.03	0.04	0.04
Net gain on termination of interest rate swaps	—	(0.03)	—	(0.03)
Tax restructuring	—	—	—	0.05
Excluding Special Items, EPS from continuing operations would have been	$0.37	$0.29	$1.92	$2.05
Weighted-average shares outstanding for the three and twelve months ended December 31, 2014 and 2013	45,384,460	45,159,205	45,269,409	41,395,706